Contact: Tony Squeglia
                                          Sattel Communications
                                                 (818) 878-7711
                                      E-mail: asqueglia@aol.com


          ENTREE BOARD OF DIRECTORS APPROVES ASSET SALE


Calabasas, CA - February 4, 1997 - The Board of Directors of Entree Corporation (OTC Bulletin Board: ENTC) voted and approved of the sale of certain assets of Atlanta Provision Company (APC), to Colorado Boxed Beef Company of Auburndale, Fl. The net proceeds of the sale will be used to reduce outstanding loans and to redeem preferred shares.

The Diana Corporation (NYSE:DNA) owns 80% of Entree Corporation.
Entree is engaged in the distribution of met and seafood through it wholly owned subsidiary, Atlanta Provision Company.

The Diana Corporation, through its subsidiaries, provides telecommunications equipment for use in public switched telephone networks and telecommunications equipment for use in public switched telephone networks and private data networks; distributes telecommunications equipment to local and long distance carriers, systems integrators, and interconnect companies; and installs, services and resells customer premises equipment for use in voice and data networks.